Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Other	7,500,000(1)(2)	$35.705(3)	$267,787,500	0.0000927	$24,824

Total Offering Amounts					$267,787,500		$24,824

Total Fee Offsets					—		—

Net Fee Due							$24,824

(1)

Represents 7,500,000 shares of common stock, $0.01 par value per share (“common stock”), of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) available for issuance under the 2022 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan (the “Plan”).

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock as reported on the New York Stock Exchange on June 13, 2022, which was $35.705 per share.